Exhibit 10.1
FORM OF
CONTINUING LETTER OF CREDIT AGREEMENT
     This CONTINUING LETTER OF CREDIT AGREEMENT (this “Agreement”) dated as of May 21, 2007, among THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (“Bank”) and                                          (“Applicant”).
For the purpose of inducing Bank to issue one or more irrevocable commercial and/or standby letters of credit (each individually, a “Credit”, and collectively, the “Credits”) from any office of Bank in or outside the United States in Bank’s sole discretion from time to time, for Applicant’s account substantially as shown in Applicant’s application (or in an application by any subsidiary of Applicant designated by Applicant from time to time to make a Credit application or request) made on a standard Bank form or other form of letter of credit application satisfactory to Bank, Applicant hereby agrees as follows:
1.      Payment Obligation.
(a) Applicant unconditionally agrees to reimburse Bank at such office, place or account of Bank as specified by Bank, on or before an agreed value date (or, if there is no agreed value date, then on demand), each amount paid by Bank with respect to any draft or demand for payment under, or purporting to be under, any Credit issued at the request or for the account of Applicant (i) against a presentation that appears to comply with the terms and conditions of the Credit, or (ii) with Applicant’s waiver of noncompliance or authorization to pay.
(b) As to any draft or demand for payment which is payable in United States Dollars, Applicant shall reimburse Bank in United States Dollars. As to any draft or demand for payment which is payable in a currency (“Alternate Currency”) other than United States Dollars, Applicant shall reimburse Bank, as Bank in its sole discretion may elect, either (i) in such Alternate Currency or (ii) in United States Dollars, in which case the amount to be paid by Applicant to Bank shall be the equivalent amount (as determined by Bank at its rate of exchange) in United States Dollars of the amount payable in the Alternate Currency under such draft or demand for payment, on the day such draft was paid or demand honored for the purchase by Bank of such Alternate Currency. Applicant shall comply with any and all governmental exchange regulations now or hereafter applicable to any foreign exchange provided to Bank pursuant to this paragraph 1(b) and will indemnify and hold Bank harmless from any failure to so comply. Applicant shall assume all risks (political, economic or otherwise) of disruptions or interruptions in currency exchange with respect to any demand payable in an Alternate Currency, and if there is no then prevailing exchange rate, then Bank may obtain the Alternate Currency from any commercially reasonable source, in which case Applicant shall pay Bank’s cost therefor, inclusive of all reasonable expenses, in United States currency.
All payments to be made to Bank under any Credit or this Agreement shall be payable in immediately available funds, without withholding, deduction or set-off and free and clear of taxes (other than income and franchise taxes imposed on Bank).

2.       Fees and Costs.
     Except as otherwise provided in paragraph 4(i) of this Agreement, Applicant agrees to pay to Bank in connection with each Credit issued at the request or for the account of Applicant fees, charges and expenses (whether incurred by Bank or its correspondents in connection with the Credits or this Agreement), and any applicable interest thereon, in such amounts and at such times as are mutually agreed by Bank and Applicant from time to time.
3.       Penalty Interest.
     If for any reason Bank makes payment under a Credit and is not reimbursed in full by Applicant on the agreed value date (or on demand if there is no agreed value date) in the manner prescribed by Bank, then Applicant agrees to pay Bank interest at a rate per annum equal to two percent (2%) plus the Prime Rate (as defined below), from the agreed value date (or from the date Bank makes such reimbursement demand) to the date Applicant reimburses Bank for the amount of such payment. All computations of interest shall be made by Bank on the basis of a year of 360 days for the actual number of days elapsed. “Prime Rate” means the rate of interest announced publicly, from time to time, by HSBC Bank USA at its office in New York, New York as its prime rate and is a base rate for calculating interest on certain loans. Without notice to Applicant, the Prime Rate will change automatically from time to time as and in the amount by which HSBC Bank USA’s prime rate shall fluctuate and any change in the interest rate resulting from a change in the prime rate shall be effective on the date of such change in the prime rate.
4.       Other Matters Pertaining to Credits.
(a) Bank shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant shall not be impaired by, a payment by Bank against a presentation that (i) does not appear to comply with the terms and conditions of a Credit, or (ii) does appear to comply with the terms and conditions of a Credit but such terms and conditions are not strictly in compliance with Applicant’s application or request for such Credit, except, in either event, to the extent and in the amount of any direct damages suffered or incurred by Applicant in connection with the underlying transaction as a result of such noncompliance. Except as may be expressly provided in this Agreement, Bank shall not be liable to Applicant in contract, tort, or otherwise for any special, indirect, consequential, or punitive damages.
(b) Applicant agrees that in the event of any increase in the amount of any Credit, any extension of the time for presentment of drafts, or any other modification of the terms of any Credit, this Agreement shall be binding upon Applicant with regard to any such Credit so increased or otherwise modified, to drafts covered thereby and to any action taken by Bank or any of Bank’s correspondents in accordance with such extension, increase or other modification provided Applicant has consented in writing to any such increase, extension or other modification.
(c) Applicant agrees to notify Bank of any objection Applicant may have to Bank’s issuance or amendment of a Credit, Bank’s acceptance or rejection of a presentation under a Credit, or any other action or inaction taken or proposed to be taken by Bank under or in connection with this Agreement or any Credit. Applicant’s notice of objection must be given to Bank by expeditious means within three (3) banking days after Applicant receives notice of the action or inaction taken or proposed to be taken by Bank. For example, within three (3) banking days after receiving a copy of a Credit or the originals or copies of documents presented under a Credit, Applicant must examine them, notify Bank of any defect in such Credit as issued or of any discrepancy in any presentation to which Applicant objects, and specify each such defect or discrepancy, even if Bank has indicated its satisfaction with the issuance or presentation or its awareness of the defect or discrepancy.
(d) Absent fraud or manifest error on the part of Bank, Applicant’s failure to give timely and specific notice of objection shall automatically waive Applicant’s objection, authorize Bank’s action or inaction, and absolutely preclude Applicant from raising the objection as a defense or claim against Bank.
(e) Applicant’s acceptance or retention of any documents presented under or in connection with a Credit (including originals or copies of documents sent directly to Applicant) or of any property for which payment is supported by a Credit shall ratify Bank’s honor of the documents and absolutely preclude Applicant from raising a defense or claim with respect to Bank’s honor of the relevant presentation.
(f) Applicant must take action to avoid and reduce the amount of damages to be claimed against Bank. For example, in case of a claim for wrongful honor of the like, Applicant must enforce its rights arising out of the underlying transaction, except to the extent that enforcement is impractical because of the insolvency of the beneficiary or other person against whom Applicant might otherwise recover. In case of a claim for wrongful dishonor or the like, Applicant must specifically and timely authorize Bank to effect a cure and must give written assurances to the beneficiary that such cure is being arranged.
(g) If Bank honors a presentation under or in connection with a Credit for which Applicant claims it is not obligated to reimburse or indemnify Bank, then Applicant shall nonetheless pay to Bank the amount Bank paid, without prejudice to Applicant’s claims against Bank to recover any Bank fees and costs paid by Applicant with respect to the honored presentation, plus any direct damages that Applicant is unable to avoid or reduce.
(h) Applicant’s aggregate remedies against Bank for honoring a presentation or retaining honored documents in breach of Bank’s obligations to Applicant (whether arising under this Agreement, applicable letter of credit practice or law, or any other agreement or law) are limited to the aggregate amounts paid by Applicant to Bank with respect to the honored presentation.
(i) In any dispute or litigation between Applicant and Bank, Applicant must pay Bank’s reasonable and documented attorney’s fees, expert witness fees, and other expenses of litigation, arbitration or dispute resolution, unless Applicant prevails in obtaining an award of damages claimed against Bank. (Applicant does not prevail if it obtains a contested injunction against honor of a Credit or to the extent its damage claim against Bank is denied, reduced, or offset by a damage remedy in favor of Bank.)
(j) Applicant agrees to indemnify Bank (and Bank’s directors, officers, employees, attorneys, and agents), on demand, against claims and liabilities (and related costs, including reasonable attorney’s fees, and other dispute resolution expenses) that arise out of or in connection with this Agreement or any Credit to the extent that (i) Bank prevails in the matter; or (ii) Applicant is responsible for the matter under this Agreement or applicable law; or (iii) Bank is not responsible to Applicant for the matter under this Agreement or applicable law. This indemnity covers claims and liabilities, whether they arise or are settled formally or informally, in which (i) a beneficiary seeks to enforce a Credit or any pre-advice of its issuance or amendment; (ii) a beneficiary requested to issue its own undertaking seeks to be reimbursed, indemnified, or compensated; (iii) an advising bank or a confirmer or other nominated bank seeks to be reimbursed, indemnified, or compensated; (iv) a third party seeks to enforce the rights of an applicant, beneficiary, nominated bank, assignee of letter of credit proceeds, or holder of a document; or (v) a government agency seeks to investigate or regulate specifically this Agreement, a Credit, or any document or property received under this Agreement or a Credit.
Applicant agrees to account to Bank, without demand, for any benefit Applicant or any of its subsidiaries or affiliates at any time receives because Bank pays or gives value in connection with a Credit but is for any reason whatsoever not reimbursed or indemnified, such as benefit from a payment by Bank that satisfies (wholly or partially) the underlying obligation, when due, or that avoids the accrual of interest or penalties otherwise accruing on the underlying obligation.
5.       Representations and Warranties.
     Applicant represents and warrants that (i) it is authorized to enter into this Agreement; (ii) it has obtained all necessary authorizations, approvals, notices and filings required for it to enter in this Agreement, and that such authorizations, approvals, notices and filings remain in full force and effect; (iii) this Agreement constitutes a legal, valid and binding obligation of Applicant, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law relating to creditors’ rights generally and to general principles of equity; (iv) the execution, delivery and performance by Applicant of this Agreement does not and will not contravene its charter, by-laws or other applicable organization documents or any law or contractual restriction binding on or affecting it, the contravention of which would have a material adverse effect on the financial condition of Applicant; (v) the transactions covered by the Credits are not/will not be prohibited under, or in violation of, any United States laws and governmental regulations applicable thereto (including, without limitation, regulations of the Office of Foreign Asset Control of the US Department of Treasury); and (vi) no information now or hereafter furnished by Applicant to Bank in connection with this Agreement or any Credit is or shall be, when taken as a whole, materially false or misleading when furnished.
6.       Events of Defaults and Remedies.
(a) Any of the following events or conditions shall constitute an event of default hereunder: (i) Applicant defaults in respect of any payment due Bank under this Agreement or in the performance of any obligation, agreement, term or condition of this Agreement or any other agreement with Bank; (ii) Applicant becomes insolvent, makes any assignment for the benefit of creditors, files or suffers the filing of any petition or action for relief under the provisions of the Bankruptcy Code or other similar laws for the relief of, or relating to, debtors, (iii) the voluntary or involuntary appointment of a receiver, trustee, custodian or similar official to take possession of a material portion of Applicant’s property and which is not dismissed or discharged within 60 days; (iv) any representation made (or deemed made pursuant to the terms of this Agreement or any other agreement between Applicant and Bank) in any financial statement or in any other statement or document presented to Bank by, or on Applicant’s behalf is, in any material respect, false or misleading when made or deemed made; or (v) the reorganization, merger or consolidation of Applicant, or the making of any agreement therefor, without the prior written consent of Bank, provided, that if Applicant is the surviving corporation in any such reorganization, merger or consolidation, the consent of Bank shall not be required.
(b) Upon the occurrence and during the continuance of any event of default, Bank may pursue any remedy available at law or in equity to secure, collect, enforce, or satisfy the obligations of Applicant under this Agreement, whether present or future, absolute or contingent, or due or to become due (the “Obligations”), whether against Applicant or other person, whether under this Agreement or any separate security agreement, guaranty, or other agreement or undertaking supporting this Agreement, and whether under the law applicable to letter of credit agreements or to unjust enrichment, subrogation, setoff, possessory liens, warranties on presentation, or otherwise. Bank may pursue its rights and remedies separately, successively, or concurrently.
(c) An amount equal to the full undrawn amount of all issued and unexpired Credits shall become immediately due and payable in immediately available funds by Applicant to Bank, as cash collateral for such Credits and the Obligations, at the option of Bank, upon and during the continuance of (i) any event of default; (ii) any material adverse change in the business or financial condition of Applicant; (iii) any material change or threatened change in the direct or indirect ownership or control of Applicant or that segment of Applicant’s business in the underlying transaction; or (iv) any Applicant injunction action, beneficiary wrongful dishonor action, or other event that threatens to extend or increase Bank’s contingent liability beyond the time, amount or other limit provided in the Credit or this Agreement. Upon expiry of all such Credits, and after application of any amounts paid to Bank pursuant to the preceding sentence to the Obligations: (i) Applicant shall remain liable for any deficiency remaining; and (ii) provided the Obligations have been irrevocably satisfied in full and this Agreement terminated, Bank shall refund any surplus remaining. Interest on such cash collateral shall accrue to Applicant at the then prevailing federal funds rate for each day until paid to Applicant. For purposes of this paragraph 6(c), Applicant hereby expressly waives presentment, demand, protest or further notice of any kind.
7.       Miscellaneous.
(a) To the fullest extent permitted by law and/or whenever Bank has the right to declare that cash collateral be delivered to Bank (whether or not is has been so declared by Bank), Bank may set off and apply all deposits (general or special, time or demand, provisional or final) and other credits as to which Bank is debtor and Applicant is creditor against all of the Obligations, without notice and without regard to the place or currency of payment or to the contingent, absolute, or matured status of such credits or of the Obligations. To the extent that Bank honors a presentation for which it remains unpaid, Bank may assert its rights of subrogation under applicable law, whether Bank’s honor satisfies all or only part of the underlying obligation. Applicant must, on reasonable notice, cooperate with Bank in its assertion of Applicant’s rights against the beneficiary, the beneficiary’s right against Applicant, and any other rights that Bank may have by subrogation or assignment.

(b) No course of dealing between Applicant and Bank and no delay or omission by either party in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Either party may remedy any default hereunder in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default. Each party’s rights and remedies hereunder are cumulative.
(c) The terms “Bank” and “Applicant” as used herein shall include the successors and assigns of those parties; provided that neither party may, without the prior written consent of the other party, assign or grant participations in any of its rights or obligations hereunder. Notwithstanding the foregoing, Bank may assign or grant participations in this Agreement and in the payment obligations under the Credits (i) to one or more subsidiaries or HSBC Group affiliates without the prior written consent of Applicant; and/or (ii) to one or more third party (non-HSBC Group affiliated) financial institutions with the prior written consent of Applicant. Bank may disclose credit and other information regarding Applicant and this Agreement to any permitted (actual or prospective) assignees or participants; provided, however, that Bank shall exercise reasonable efforts to ensure that any prospective assignees or participants receiving confidential information regarding Applicant from Bank shall keep such information confidential and shall prevent further disclosure of such information consistent with Bank’s existing policies concerning the protection of confidential information.
(d) Except as expressly provided in any written agreement or document which may be hereafter executed and delivered by Bank, Bank shall have no obligations to issue any Credit or to extend the expiration date of any Credit; the issuance and extension of any Credit in each case being in Bank’s sole and absolute discretion.
(e) No amendment of any provision of this Agreement, no waiver of any right or remedy of Bank arising under this Agreement, and no inconsistent course of dealing or performance between Bank and Applicant shall be enforceable against Bank, unless Bank expressly agrees in a signed writing, and then only in the specific instance and for the specific purpose for which given. (Bank’s issuance of a Credit amendment shall constitute Bank’s signed writing expressly consenting to such amendment).
(f) Captions of the paragraphs of this Agreement are solely for the convenience of Bank and Applicant, and are not an aid in the interpretation of this Agreement.
(g) This Agreement, together with all related documents and facility letter executed substantially contemporaneously with this Agreement, from Bank to Applicant, together constitute a written credit agreement and the final agreement among the parties relating to the subject matter thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. There are no unwritten oral agreements among the parties.
(h) If, in any Credit or in any application or request for a Credit, any designated subsidiary of Applicant is identified as the “applicant”, account party”, or “customer” at whose request and on whose instruction and for whose account the Credit is issued, then such subsidiary’s request or application for, and utilization of, the Credit shall be deemed to be a request or application for, and utilization of, the Credit under this Agreement by Applicant, and Applicant shall assume all risk and liability for such subsidiary’s utilization, acts and omissions in connection with such Credit, application and/or request. If more than one party executes this Agreement as Applicant, then the term “Applicant” shall include each as well as all of them, and their obligations hereunder shall be joint and several.
(i) This Agreement, and Bank’s liability to Applicant for action or omission under or in connection with this Agreement or a Credit, shall be governed by the law, including particularly the Uniform Commercial Code (the “UCC”) Article 5, of the State of New York in effect at the time of issuance of the Credit. The provisions, definitions, interpretations, and practices of the Uniform Customs and Practice for Documentary Credits published by the International Chamber of Commerce (the “UCP”) in effect at the time of issuance of each Credit are incorporated by reference as an aid to the interpretation of this Agreement. To the extent permitted by applicable law, this Agreement shall prevail in case of conflict with the UCP or the UCC, and the UCP shall prevail in case of conflict between the UCP and UCC. If a standby Credit is issued (or pre-advised) subject to a comprehensive statement or rules of standby letter of credit practice (e.g., International Standby Practices 1997 Edition), then such statement or rules shall be substituted for the UCP. This Agreement shall be construed to assure Bank’s compliance with banking regulation on the scope, safety and soundness, and other provisions on independent undertakings (e.g., 12 C.F.R. Section 7.1016, as published in 61 FR4849). All obligations of Applicant and rights of Bank expressed in this Agreement shall be in addition to and not in limitation of those provided by applicable law, including, without limitation, the law relative to estoppel, mistake, unjust enrichment, subrogation and mitigation of loss or damage.
(j) Any notice or demand to be given hereunder shall be duly given if delivered by hand or courier or mailed to Applicant or Bank at the address, fax or telex number shown on the signature page of this Agreement (or at such other address, fax or telex number as such party may notify the other in accordance with these notice provisions), and shall not be effective until actually received by such party, unless the intended recipient fails to maintain or fails to notify of any relevant change of its name, address or number.
(k) Any action to enforce a right or obligation under or arising out of this Agreement must be commenced within one year of the expiration of the Credit or one year after the cause of action accrues, whichever is later. A cause of action accrues when the breach occurs, regardless of the aggrieved party’s lack of knowledge of the breach. For purposes of this provision, a cause of action against Applicant to indemnify Bank continues to accrue until the validity and amount of any indemnifiable liability is finally determined against Bank.
(l) Any dispute, controversy or claim arising out of or in relation to this Agreement, any Credit or any application or request to issue a Credit, or the breach, dishonor, termination or invalidity thereof, shall be finally settled by arbitration administered by the International Center for Letter of Credit Arbitration, Inc., Gaithersburg, MD 20879, under its Rules of Arbitration (1996).
(m) This Agreement shall survive expiration or other discharge of any Credit.
(n) This Agreement confers no right or benefit upon any person other than the parties to this

Agreement and their respective permitted successors and assigns. Without limiting the foregoing, nothing in this Agreement shall affect Bank’s obligations or the beneficiary’s rights under a Credit or any pre-advice of its issuance, except to the extent repeated in such Credit or pre-advice.
(o) Bank is authorised to act and rely on any application for or application for amendments to Letters of Credit (together “Applications”, and each of them an “Application”) from each Applicant received through Bank’s electronic banking software. Bank has no obligation to verify the accuracy of the applications and data contained therein. Each Applicant will indemnify Bank against all losses, liabilities, actions, proceedings, claims, demands, damages, costs and expenses which may be incurred or suffered by Bank as a result of, arising from or in connection with any of the Applications and/ or the accepting or relying by Bank of any of the Applications.

     IN WITNESS WHEREOF, the parties hereto each have caused this Agreement to be duly executed by a duly authorized officer as of the date first above written.

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Name:
Title:

Address for Notices: The Hongkong and Shanghai Banking Corporation Limited 1 Queens Road Central Hong Kong

Attention: HKH Corporate Banking, 11/ F International Division

Telex: 73205 HSBC HX

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By:

Name:
Title:

Address for Notices: